As filed with the Securities and Exchange Commission on February 14, 2013

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

 AIR METHODS CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	84-0915893
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

7301 South Peoria
Englewood, CO	80112
(Address of Principal Executive Offices)	(Zip Code)

SECOND AMENDED AND RESTATED AIR METHODS CORPORATION 2006 EQUITY COMPENSATION PLAN
(Full title of plan)

Crystal L. Gordon	With copies to:
Senior Vice President,	Kristin L. Lentz
General Counsel and Secretary	Davis Graham & Stubbs LLP
7301 South Peoria	1550 Seventeenth Street, Suite 500
Englewood, CO 80112	Denver, Colorado 80202
(303) 792-7400	Telephone: (303) 892-9400
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)(2)	Proposed Maximum Offering Price Per Share(3)	Proposed Maximum Aggregate Offering Price(3)	Amount of Registration Fee
Common Stock, par value $0.06 per share	2,400,000 shares	$43.47	$104,328,000	$14,230.34(4)

(1)
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional securities that may be offered or issued pursuant to the Second Amended and Restated 2006 Equity Compensation Plan (the “Plan”) as a result of adjustments for stock dividends, stock splits or similar transactions effected without receipt of consideration, that increase the number of outstanding shares of Common Stock.

(2)
All share amounts reflected in this Form S-8 Registration Statement reflect amounts on a post-stock split basis, after giving effect to the three-for-one stock split approved by the Board of Directors and stockholders of Air Methods Corporation (the “Registrant”) that became effective on December 28, 2012.

(3)
Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) under the Securities Act, the proposed maximum offering price per share and proposed maximum aggregate offering price are based upon the average of the high and low prices of the Common Stock of the Registrant as quoted on the NASDAQ Global Select Market on February 12, 2013.

(4)
The Registrant registered a total of 600,000 shares of Common Stock (on a pre-split basis) under a Registration Statement on Form S-8 (Registration No. 333-138771) (the “First Registration Statement”) filed with the Securities and Exchange Commission on November 16, 2006. The Registrant registered a total of 400,000 shares of Common Stock (on a pre-split basis) under a Registration Statement on Form S-8 (Registration No. 333-168633) (the “Second Registration Statement”) filed with the Securities and Exchange Commission on August 6, 2010.   The Registrant is registering an additional 2,400,000 shares of Common Stock under this Registration Statement on Form S-8 relating to the Registrant’s Second Amended and Restated 2006 Equity Compensation Plan and, pursuant to General Instruction E to Form S-8, the fee set forth in the table above is only with respect to those additional shares.

EXPLANATORY NOTE

Air Methods Corporation (the “Registrant”) previously filed a registration statement on Form S-8 relating to its 2006 Equity Compensation Plan, File No. 333-138771 (the “First Registration Statement”) and on August 6, 2010 filed a Registration Statement on Form S-8 (Registration No. 333-168633) (the “Second Registration Statement” and, together with the First Registration Statement, the “Prior Registration Statement”) registering an additional 400,000 shares under its Amended and Restated 2006 Equity Compensation Plan. On December 3, 2012, the Registrant’s shareholders approved the Second Amended and Restated 2006 Equity Compensation Plan (the “Plan”), which increased the number of shares of Common Stock available for issuance under such plan from 1,000,000 to 1,800,000 on a pre-split basis. Accordingly, after giving effect to the three-for-one stock split approved by the Board of Directors and stockholders of the Registrant that became effective on December 28, 2012, this Registration Statement on Form S-8 is being filed to register the additional 2,400,000 shares of Common Stock available for issuance under the Plan. Pursuant to General Instruction E to Form S-8, the contents of the First Registration Statement and the Second Registration Statement, including each of the documents filed as exhibits thereto, are incorporated by reference herein except as otherwise updated or modified by this filing.

PART II

ITEM 3.	INCORPORATION OF DOCUMENTS BY REFERENCE

The contents of the Prior Registration Statement previously filed with the Securities and Exchange Commission (the “Commission”) are incorporated herein by reference, except as the same may be modified by the information set forth herein.  In addition, the Registrant hereby incorporates by reference into this Registration Statement the following documents previously filed with the Commission:

 (a)           The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2011, as filed with the Commission on February 29, 2012 and amended by the Registrant’s Annual Report on Form 10-K/A filed on March 19, 2012;

 (b)           The Registrant’s Quarterly Reports on Form 10-Q for the quarter ended March 31, 2012, filed with the Commission on May 4, 2012, for the quarter ended June 30, 2012, filed with the Commission on August 3, 2012 and for the quarter ended September 30, 2012 filed with the Commission on November 9, 2012;

(c)            The Registrant’s Current Reports on Form 8-K, filed with the Commission on April 12, 2012, May 10, 2012, June 6, 2012, September 28, 2012, December 3, 2012, December 10, 2012, December 14, 2012, December 17, 2012, December 27, 2012 and December 31, 2012 and the Registrant’s Current Report on Form 8-K/A filed on February 14, 2013;

 (d)           The description of the Common Stock of the Registrant contained in our registration statement on Form 8-A filed under the Exchange Act with the Commission on May 20, 1992 (File No. 1-11153), and any amendment or report filed for the purpose of updating such description.

All other documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement indicating that all securities offered under this Registration Statement have been sold, or deregistering all securities then remaining unsold, shall be deemed to be incorporated herein by reference and shall be a part hereof from the date of the filing of such documents.

Any statement contained in a document incorporated by, or deemed incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 6.	INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 145 of the Delaware General Corporation Law (“DGCL”), authorizes a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, other than an action by or in the right of the corporation, because such person is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reason to believe his conduct was unlawful. Similar indemnity is authorized for such persons against expenses, including attorneys’ fees, actually and reasonably incurred in defense or settlement of any such pending, completed or threatened action or suit by or in the right of the corporation if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and provided further that, unless a court of competent jurisdiction otherwise provides, such person shall not have been adjudged liable to the corporation. Any such indemnification may be made only as authorized in each specific case upon a determination by the stockholders or disinterested directors that indemnification is proper because the indemnitee has met the applicable standard of conduct. Article IX of the Registrant’s certificate of incorporation and Article VI of the Registrant’s bylaws provide that the Registrant will indemnify its directors and officers and certain other persons to the extent permitted by the DGCL.

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Section 145 of the DGCL also authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify him. The Registrant maintains insurance policies under which its directors and officers are insured, within the limits and subject to the limitations of the policies, against expenses in connection with the defense of actions, suits or proceedings, and certain liabilities that might be imposed as a result of such actions, suits or proceedings, to which they are parties by reason of being or having been a director or officer of the Registrant.

As permitted by the DGCL, Article VIII of the Registrant’s certificate of incorporation eliminates in certain circumstances the monetary liability of its directors for a breach of their fiduciary duty as directors. These provisions do not eliminate the liability of a director:

●	for a breach of the director’s duty of loyalty to the Registrant or its stockholders;

●	for acts or omissions by the director not in good faith;

●	for acts or omissions by the director involving intentional misconduct or a knowing violation of law;

●	under Section 174 of the DGCL, which relates to the declaration of dividends and purchase or redemption of shares in violation of the DGCL; and

●	for any transaction from which the director derived an improper personal benefit.

ITEM 8.	EXHIBITS

The Exhibit Index attached to this Registration Statement is incorporated herein by reference.

ITEM 9.	UNDERTAKINGS

(a)	The Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)  To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

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(iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

(b)
The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Englewood, State of Colorado, on February 14, 2013.

AIR METHODS CORPORATION

By:	/s/ Aaron D. Todd
Name:	Aaron D. Todd
Title:	Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS that each individual whose signature appears below constitutes and appoints Aaron D. Todd and Trent J. Carman, and each of them, as his true and lawful attorneys-in-fact and agents, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8, and to file the same with all exhibits and schedules thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Aaron D. Todd	Chief Executive Officer and Director
Aaron D. Todd	(Principal Executive Officer)	February 14, 2013

/s/ Trent J. Carman	Chief Financial Officer
Trent J. Carman	(Principal Financial Officer)	February 14, 2013

/s/ Sharon J. Keck	Chief Accounting Officer
Sharon J. Keck	(Principal Accounting Officer)	February 14, 2013

/s/ David Kikumoto
David Kikumoto	Chairman of the Board	February 14, 2013

/s/ George W. Belsey
George W. Belsey	Director	February 14, 2013

/s/ Ralph J. Bernstein
Ralph J. Bernstein	Director	February 14, 2013

/s/ Mark D. Carleton
Mark D. Carleton	Director	February 14, 2013

/s/ John J. Connolly
John J. Connolly	Director	February 14, 2013

/s/ Jeffrey A. Dorsey
Jeffrey A. Dorsey	Director	February 14, 2013

/s/ Carl H. McNair, Jr.
Carl H. McNair, Jr.	Director	February 14, 2013

/s/ Lowell D. Miller, Ph.D.
Lowell D. Miller, Ph.D.	Director	February 14, 2013

/s/ Morad Tahbaz
Morad Tahbaz	Director	February 14, 2013

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EXHIBIT INDEX

Exhibit No.	Description of Exhibit
4.1
Certificate of Incorporation (filed as an exhibit to the Registrant’s Registration Statement on Form S-1 (Registration No. 33-15007), as declared effective on August 27, 1987, and incorporated herein by reference).

4.2
Certificate of Amendment to Certificate of Incorporation (filed as an exhibit to the Registrant’s Annual Report on Form 10-K for the fiscal year ended June 30, 1992, and incorporated herein by reference).

4.3	Certificate of Amendment to Certificate of Incorporation (filed as an exhibit to the Registrant’s Current Report on Form 8-K filed June 18, 2010, and incorporated herein by reference).
4.4	First Amended and Restated Bylaws (filed as an exhibit to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2012, and incorporated herein by reference).
4.5	Second Amended and Restated 2006 Equity Compensation Plan (filed as an exhibit to the Registrant’s Current Report on Form 8-K/A filed February 14, 2013, and incorporated herein by reference).
5.1	Opinion of Davis Graham & Stubbs LLP.
23.1	Consent of Davis Graham & Stubbs LLP (included in Exhibit 5.1).
23.2	Consent of KPMG LLP, Independent Registered Accounting Firm.
24.1	Power of Attorney (included on signature page of this Registration Statement).